Exhibit 99.1

TESSCO Reports Strong Second-Quarter Fiscal 2023 Financial Results with Record Revenues

Record Second-quarter Revenues of $120.5 million, Up 11% Year Over Year

Net Income and Adjusted EBITDA* Up $2.4 Million and $2.5 Million Year over Year, Respectively

Sales Backlog Remains Near Record Highs

HUNT VALLEY, MD, October 27, 2022—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS) today reported financial results for its fiscal year 2023 second quarter, ended September 25, 2022.

Second-Quarter Fiscal 2023 Financial Highlights (all from Continuing Operations)

●	Record second-quarter revenues of $120.5 million, up 11.0% year over year
●	Record quarterly Carrier segment revenues of $51.9 million, up 11% year over year
●	Sales backlog at the end of the second quarter of $98 million, compared to $99 million at the end of the first quarter
●	Second-quarter net income of $1.2 million, compared with a net loss of $1.3 million in the second quarter of fiscal year 2022
●	Adjusted EBITDA* of $2.3 million, compared with an Adjusted EBITDA loss of $0.2 million in the second quarter of fiscal year 2022
●	Company reaffirms guidance for fiscal year 2023

*See explanation of non-GAAP information below.

“This quarter was Tessco’s best revenue quarter ever for our combined Carrier and Commercial segments,” said Sandip Mukerjee, TESSCO’s President and Chief Executive Officer. “We drove strong performance with record sales while maintaining a near record-high backlog. These segments achieved overall revenue growth of 11% year over year, with the Carrier business setting an all-time quarterly high. All aspects of our strategy including Ventev, Tessco Observer and sales through tessco.com have contributed to our results this quarter.

“We remain focused on driving profitable growth, as evidenced by year-over-year increases in gross profit and gross margin, along with a decline in SG&A expenses as a percentage of revenue. Our revenues, gross profit, net income and adjusted EBITDA demonstrate continuing progress related to the execution of our turnaround strategy.

“While supply-chain uncertainties and delays across the industry continue, we are seeing signs of improvement in many product lines. Supply-chain issues are still a challenge and will continue to cause some short-term increases in inventory and borrowings in addition to higher than historical freight costs, but improvements in lead times will allow us to fulfill some of our record high backlog more quickly.

“We are in the final stage of our ERP implementation, which we expect to go live in our fiscal fourth quarter.  Once the new system is live, we expect a significant reduction in legacy system expenses, a reduction in non-capital SAP costs, and many realizable business enhancements and efficiencies. While the costs and time required to replace a 40-year-old legacy system exceeded our initial estimates, we expect to realize these benefits commencing in fiscal 2024, along with a strong return on our investment in time and resources on this major infrastructure upgrade.

“We are re-affirming our business outlook for fiscal year 2023, as our first-half results, combined with our strong bookings and backlog, have put us on pace to meet our guidance ranges.”

Second-Quarter Financial Results

Due to the sale of TESSCO’s retail inventory and other related assets in the third quarter of fiscal year 2021, and the Company’s corresponding retail business exit, the Company’s Consolidated Financial Statements present earnings from both continuing and discontinued operations. The financial tables and financial results discussed in this press release relate only to continuing operations.

	Second Quarter FY 2023	Second Quarter FY 2022	Six Months to Date FY 2023	Six Months to Date FY 2022
Revenue	$120.5M	$108.5M	$232.7M	$213.5M
Net income (loss)	$1.2M	($1.3M)	$0.7M	($3.5M)
Income (loss) per share	$0.13	($0.14)	$0.07	($0.39)
Adjusted EBITDA*	$2.3M	($0.2M)	$2.8M	($1.3M)

* Adjusted EBITDA is a non-GAAP financial measure; please see the discussion of non-GAAP Information below and the reconciliation of non-GAAP to GAAP results included as an exhibit to this press release.

Revenue by Segment

	Year over Year Q2 FY 2023 vs. Q2 FY 2022	Six Months to Date FY 2023 vs. 2022
Carrier	10.7%	6.5%
Commercial	11.3%	10.9%
Total	11.0%	9.0%

Sales Backlog

	Carrier	Commercial	Total
Q2 FY23	$46M	$52M	$98M
Q1 FY23	$45M	$54M	$99M
Q4 FY22	$32M	$43M	$75M
Q3 FY22	$33M	$35M	$68M
Q2 FY22	$30M	$25M	$55M

Selling, General and Administrative Expenses as a % of Revenues

	Second Quarter FY 2023	Second Quarter FY 2022	Six Months to Date FY 2023	Six Months to Date FY 2022
Variable[1] expense as a % of revenue	6.3%	6.1%	6.2%	6.1%
Fixed expenses as a % of revenue	12.5%	13.2%	13.2%	13.9%
Total expenses as a % of revenue	18.8%	19.3%	19.5%	20.0%

1 Variable expenses are primarily freight-out costs, distribution center labor, and sales commissions. Freight charged to customers largely offset freight-out costs and are included in revenue and gross profit

For the fiscal 2023 second quarter, revenues totaled $120.5 million, compared with $108.5 million for the second quarter of fiscal 2022, due to strong demand across the Company’s Carrier and Commercial segments, with Carrier segment revenues setting a new quarterly high.

Gross profit was $24.2 million for the second quarter of fiscal 2023, compared with $19.8 million for the same quarter of fiscal 2022. Gross margin was 20.1% of revenue for the second quarter of fiscal 2023, compared with 18.2% in the second quarter of the prior year, largely as a result of a favorable customer and product mix, including a 25% increase in sales of Ventev products.

Second quarter fiscal 2023 selling, general and administrative (SG&A) expenses increased 8.1% from the prior-year quarter to $22.7 million, primarily as a result of increased variable expenses associated with the 11.0% increase in revenues. Freight-out expenses are included in SG&A, while the offsetting charge to customers is included in revenue. SG&A expenses as a percentage of revenue were 18.8% in the second quarter of fiscal 2023, compared with 19.3% in the prior-year quarter, as a result of the Company’s ongoing cost-reduction initiatives.

Second-quarter fiscal 2023 net income was $1.2 million, compared with a net loss of $1.3 million in the second quarter of fiscal year 2022.

Adjusted EBITDA and adjusted EBITDA per share were $2.3 million and $0.25, respectively, for the second quarter of fiscal 2023. This compares with adjusted EBITDA and adjusted EBITDA per share of a loss of $0.2 million and a loss of $0.02, respectively, for the second quarter of fiscal 2022.

As of September 25, 2022, the outstanding balance under the Company’s $80 million line of credit was approximately $53.5 million, and the Company had $3.3 million in cash and cash equivalents. The Company’s shareholders’ equity (total assets less total liabilities, also referred to as book value) at September 25, 2022 was $77.4 million, or $8.43 per share based upon 9.2 million fully diluted shares outstanding.

Business Outlook

Tessco’s Business Outlook for full-year fiscal 2023 remains unchanged and is summarized below, compared to fiscal 2022 actual results (all amounts relate to continuing operations only):

	FY 2023 Guidance	FY 2022 Actuals
Revenue	$450.0M - $475.0M	$417.5M
Net loss	($5.0M) – ($2.1M)	($3.3M)
Adjusted EBITDA*	$4.0M - $7.0M	$0.3M

* Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion of non-GAAP information below and the reconciliation of non-GAAP to GAAP results included as an exhibit to this press release.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The business outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the business outlook, at any time.

Second Quarter 2023 Conference Call

Management will host a conference call to discuss these results the following day, Friday, October 28, at 8:30 a.m. ET. To participate in the conference call, please dial 888-210-2975 (domestic call-in) or 646-960-0497 (international call-in). The conference ID is 4111132.

A live webcast of the conference call will be available on the Events & Presentations page of the Company’s website. All participants should call or access the website 10 minutes before the conference begins. An archived version of the webcast will be available on the Company's website for one year.

Non-GAAP Information

EBITDA, Adjusted EBITDA, and their corresponding per share equivalents are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement, which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for (benefit from) income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by TESSCO’s diluted weighted average shares outstanding. Adjusted EBITDA is EBITDA as defined above, but also adds stock-based compensation and goodwill impairments.

Management believes these EBITDA measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. EBITDA, EBITDA per diluted share, Adjusted EBITDA and Adjusted EBITDA per share are not recognized terms under GAAP, and EBITDA and Adjusted EBITDA do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and EBITDA per diluted share, are intended to be measures of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of actual non-GAAP to GAAP results is included as an exhibit to this release.

A reconciliation of non-GAAP to GAAP measures pertaining to the Business Outlook is as follows:

Low High

Net loss per business outlook$(5.0M)$(2.1M)

Add: provision for income taxes   0.2M    0.3M

Add: depreciation   6.3M    6.3M

Add: interest   1.5M    1.5M

Add: stock compensation   1.0M    1.0M

Adjusted EBITDA per Business Outlook $4.0M  $7.0M

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial customers in the wireless infrastructure ecosystem. The Company was founded more than 40 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. TESSCO supplies products to the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, strategy and plans and future prospects, and our expectations for future operations, are forward-looking statements. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended March 27, 2022, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC's website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: the impact and results of any new or continued activism activities by activist investors; termination or non-renewal of limited duration agreements or arrangements with our suppliers, which are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers, suppliers or other relationships, or reduction of customer business or product availability; loss of customers or suppliers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; deterioration in the strength of our customers' or suppliers' business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our suppliers or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; our inability to maintain or upgrade our technology or telecommunication systems without undue cost, incident or delay; system security or data protection breaches and exposure to cyber-attacks, and the cost associated with ongoing efforts to maintain cyber-security measures and to meet applicable compliance standards; damage or destruction of our distribution or other facilities; prolonged or otherwise unusual quality or performance control problems; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence or devaluation and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our suppliers and customers; our inability to access capital and obtain or retain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; health epidemics or pandemics or other outbreaks or events, or national or world events or disasters beyond our control; changes in political and regulatory conditions, including tax and trade policies; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

The above list should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of this press release to confirm these statements to actual results or revised expectations.

Contacts

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

David Calusdian
Sharon Merrill Associates, Inc.
617-542-5300
TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Loss) (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 25,	September 26,	June 26,	September 25,	September 26,
	2022	2021	2022	2022	2021

Revenues	$120,512,900	$108,536,200	$112,161,200	$232,674,100	$213,492,300
Cost of goods sold	96,328,000	88,740,500	89,797,800	186,125,800	174,010,300
Gross profit	24,184,900	19,795,700	22,363,400	46,548,300	39,482,000
Selling, general and administrative expenses	22,693,100	20,988,000	22,611,400	45,304,500	42,634,900
Operating income (loss)	1,491,800	(1,192,300)	(248,000)	1,243,800	(3,152,900)
Interest expense, net	383,400	158,700	259,400	642,800	372,400
Income (loss) from continuing operations before provision for (benefit from) income taxes	1,108,400	(1,351,000)	(507,400)	601,000	(3,525,300)
Provision for (benefit from) income taxes	(62,400)	(75,700)	10,000	(52,400)	(37,200)
Net income (loss) from continuing operations	$1,170,800	$(1,275,300)	$(517,400)	$653,400	$(3,488,100)
Income (loss) from discontinued operations, net of taxes	(29,900)	448,600	242,300	212,400	944,100
Net income (loss)	$1,140,900	$(826,700)	$(275,100)	$865,800	$(2,544,000)
Basic earnings (loss) per share
Continuing operations	$0.13	$(0.14)	$(0.06)	$0.07	$(0.39)
Discontinued operations	$(0.00)	$0.05	$0.03	$0.02	$0.11
Consolidated operations	$0.12	$(0.09)	$(0.03)	$0.10	$(0.29)
Diluted earnings (loss) per share
Continuing operations	$0.13	$(0.14)	$(0.06)	$0.07	$(0.39)
Discontinued operations	$(0.00)	$0.05	$0.03	$0.02	$0.11
Consolidated operations	$0.12	$(0.09)	$(0.03)	$0.09	$(0.29)
Basic weighted-average common shares outstanding	9,152,476	8,910,365	9,064,481	9,108,586	8,889,478
Effect of dilutive options and other equity instruments	26,763	—	—	64,832	—
Diluted weighted-average common shares outstanding	9,179,239	8,910,365	9,064,481	9,173,418	8,889,478

TESSCO Technologies Incorporated

Consolidated Balance Sheets (Unaudited)

	September 25,	March 27,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$3,321,600	$1,754,000
Trade accounts receivable, net	84,801,000	75,546,300
Product inventory, net	70,573,500	55,945,300
Income taxes receivable	3,744,000	4,293,400
Prepaid expenses and other current assets	4,283,600	2,961,700
Total current assets	166,723,700	140,500,700

Property and equipment, net	10,464,100	10,835,900
Intangible assets, net	36,763,300	30,595,600
Income taxes receivable, non-current	—	3,118,600
Lease asset - right of use	7,674,200	8,910,400
Other long-term assets	8,864,400	8,552,100
Total assets	$230,489,700	$202,513,300

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$76,579,200	$65,254,900
Payroll, benefits and taxes	5,423,900	5,230,500
Income and sales tax liabilities	808,700	1,188,100
Accrued expenses and other current liabilities	1,744,500	1,455,500
Lease liability, current	2,588,400	2,566,300
Current portion of long-term debt	343,900	340,300
Total current liabilities	87,488,600	76,035,600

Deferred tax liabilities	145,600	145,600
Revolving line of credit	53,504,800	36,914,600
Non-current lease liability	5,292,800	6,586,200
Long-term debt	5,949,300	6,155,000
Other non-current liabilities	721,500	753,200
Total liabilities	153,102,600	126,590,200

Shareholders’ equity:
Common stock	107,400	105,900
Additional paid-in capital	69,920,900	69,166,100
Treasury stock	(287,300)	(129,200)
Retained earnings	7,646,100	6,780,300
Total shareholders’ equity	77,387,100	75,923,100
Total liabilities and shareholders’ equity	$230,489,700	$202,513,300

TESSCO Technologies Incorporated

Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) from Continuing Operations (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 25,	September 26,	June 26,	September 25,	September 26,
	2022	2021	2022	2022	2021

Net income (loss) from continuing operations	$1,170,800	$(1,275,300)	$(517,400)	$653,400	$(3,488,100)
Add:
Provision for (benefit from) income taxes	(62,400)	(75,700)	10,000	(52,400)	(37,200)
Interest expense, net	383,400	158,700	259,400	642,800	372,400
Depreciation and amortization	525,500	637,700	537,600	1,063,100	1,245,400
EBITDA	$2,017,300	$(554,600)	$289,600	$2,306,900	$(1,907,500)
Add:
Stock-based compensation	307,600	368,100	222,800	530,400	623,000
Adjusted EBITDA	$2,324,900	$(186,500)	$512,400	$2,837,300	$(1,284,500)

EBITDA per diluted share	$0.22	$(0.06)	$0.03	$0.25	$(0.21)
Adjusted EBITDA per diluted share	$0.25	$(0.02)	$0.06	$0.31	$(0.14)

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended
	September 25,	September 26,	June 26,	Growth Rates Compared to
	2022	2021	2022	Prior Year Period	Prior Period
Market Revenues
Carrier	$51,921	$46,918	$47,065	10.7%	10.3%
Commercial	68,592	61,618	65,096	11.3%	5.4%
Total revenues	$120,513	$108,536	$112,161	11.0%	7.4%

Market Gross Profit
Carrier	$6,870	$5,560	$6,265	23.6%	9.6%
Commercial	17,315	14,236	16,098	21.6%	7.6%
Total gross profit	$24,185	$19,796	$22,363	22.2%	8.1%
% of revenues	20.1%	18.2%	19.9%

	Six Months Ended
	September 25,	September 26,	Growth Rates
	2022	2021	Compared to Prior Year Period
Market Revenues
Carrier	$98,986	$92,938	6.5%
Commercial	133,688	120,554	10.9%
Total revenues	$232,674	$213,492	9.0%

Market Gross Profit
Carrier	$13,135	$10,881	20.7%
Commercial	33,413	28,601	16.8%
Total gross profit	$46,548	$39,482	17.9%
% of revenues	20.0%	18.5%